Exhibit 1

This announcement does not constitute a prospectus or an offer of securities in any jurisdiction.

SAFE BULKERS, INC.

ANNOUNCEMENT – On the opening price of 101,826,580 dematerialized, registered, voting shares of common stock, of a par value $0.001 each (the “Common Stock Shares”) issued by SAFE BULKERS, INC. (the “Company) on the Main Market of the Regulated Securities
Market of Euronext Athens

The Company announces that:

(i)	The opening price on Euronext Athens shall be €5.70, which is equal to the closing price of the Common Stock Shares on the NYSE of $6.62 on 1 June 2026, converted from USD to EUR using the EUR/USD reference exchange rate published by the European Central Bank on 1 June 2026.

(ii)	The trading symbol of the Common Stock Shares on Euronext Athens is “SB”, with latin fonts, under ISIN (International Security Identification Number) MHY7388L1039.

Investors interested in further information and clarifications may contact, on business days and hours, the Company’s offices at Monaco, Apt. D11 Les Acanthes 6, Avenue des Citronniers, MC 98000 Monaco, tel.: +30 211 1888 400 or (+357) 25 887 200 (contact person: Dr. Loukas Barmparis).

Tuesday, 2 June 2026

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IMPORTANT NOTICE - DISCLAIMER

This announcement contains forward-looking statements concerning future events, including the anticipated trading of its Common Stock Shares on the Main Market of the Regulated Securities Market of Euronext Athens. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, business disruptions due to natural disasters or other events, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, disruptions to the mechanics required to operate cross-border trading, disruptions to trading on Euronext Athens, and other technical impediments to the commencement of trading. The Company expressly disclaims any obligations or undertakings to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.